Exhibit 10.4

To: Richard Abdoo

Dear Mr. Abdoo,

This letter will confirm our previous discussions where I informed you of my intent to retire and will serve as an addendum ("the Addendum") to the May 1, 2002 Amended and Restated Senior Officer Employment, Change in Control, Severance and Non-Compete Agreement ("the Agreement"). The following will set forth the terms for my retirement and my future assistance in support of our "Power the Future" initiative:

1.     I will announce on July 24, 2003 my intention to retire as an employee effective March 1, 2004. I am resigning all officer titles with the Company and its subsidiaries except those of President and CEO of We Generation, COO of Wisconsin Electric Power Co., and Executive Vice President of WEC effective July 31, 2003. In addition, I will resign all of my director positions and responsibilities that I currently hold in connection with my employment with the Company effective July 31, 2003.

2.     Until my retirement on March 1, 2004 ("the Interim Period") or such time as a successor(s) to me is named, I will continue to function as President and CEO of We Generation, COO of Wisconsin Electric Power Co. (including my work with EPRI and AEIC) and Executive Vice President of WEC. Should a successor(s) to me be named prior to my retirement on March 1, 2004, I will remain employed by the Company in the capacity of Special Advisor to the WEC President. Until my retirement, I will be active and engaged in matters appropriate to my titles and will report to Gale Klappa. I will continue to serve as the employee member of the WEC Nuclear Oversight Committee if the Company so desires.

3.     My retirement shall be treated as a "Good Reason" termination of employment under the Agreement and the Company agrees not to contest my resignation as qualifying as such under the Agreement, nor my right to all related payments and benefits.

4.     The Company may replace me prior to March 1, 2004, at its election, but in the event the Company terminates me for a reason not constituting "Cause" as defined in the Agreement, it will continue to pay my salary and all benefits through March 1, 2004, in addition to all other benefits provided under the Agreement and this Addendum. If, during the Interim Period, the Company terminates my employment for reasons constituting "Cause," the Company will be relieved of any further obligation to pay my salary or bonus through March 1, 2004. However in such case, since the Company has already accepted my resignation for "Good Reason," the Company shall remain obligated to pay me all benefits I would have received for a "Good Reason" termination under the Agreement effective as of July 31, 2003. In the event of my death during the Interim Period, the Company shall pay to my spouse, or such other beneficiaries as designated, all compensation and benefits I would have received under the Agreement and the Addendum as if my retirement had occurred on March 1, 2004.

5.     During the Interim Period, my base salary will not be adjusted nor will I receive additional equity or equity-linked awards. I will continue to be eligible to participate in other executive benefit plans on a basis commensurate with other senior officers of the Company.

6.     The Company agrees to pay my SERP "A" and "B" benefits in a single lump sum promptly after my separation from the Company. The Company shall pay all nonqualified pension benefits as provided in the June 9, 2003 letter from Towers Perrin projecting benefits as of March 1, 2004.

7.     The Company will pay 100% of my 80% target bonus for 2003, plus an additional lump sum award of $30,000, on or before February 29, 2004. The Company will also pay me a prorated bonus through March 1, 2004, based upon 100% of my 80% target bonus.

8.     The Company recognizes my vested status as a participant in the Directors' Charitable Award program and will continue to honor its commitments under the program on a basis commensurate with other retired directors of Wisconsin Energy Corporation.

9.     I agree to assist the Company with my testimony and best efforts regarding our "Power the Future" initiative until March 1, 2004.

Please confirm your agreement with this Addendum by signing below and returning a copy to me no later than July 24, 2003.

Sincerely,

/s/  RICHARD R. GRIGG
      Richard R. Grigg

Accepted:

Date:    7/23/2003 4:22pm CDT

Wisconsin Energy Corporation

By: /s/  RICHARD A. ABDOO
            Richard A. Abdoo